Portions of this agreement have been redacted in accordance with Regulation S-K Item 601(b)(10). The redactions are indicated with six asterisks (******). Such omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Exhibit 10.1
THIRD AMENDMENT TO FACILITIES CONNECTION AGREEMENT
THIS THIRD AMENDMENT TO FACILITIES CONNECTION AGREEMENT (this "Third Amendment") is made effective as of the 9th day of April, 2020 (the "Third Amendment Effective Date").
BETWEEN:
USD TERMINALS CANADA ULC ("USDTI")
(formerly USD Terminals Canada, Inc.)
— and —
GIBSON ENERGY INFRASTRUCTURE PARTNERSHIP ("Gibson")

— and —
USD TERMINALS CANADA II ULC ("USDTII"),
(collectively referred to as the "Parties", and a "Party" means either one of them; USDTI and USDTII are, collectively, "USD")

Recitals
WHEREAS the Parties are parties to that certain Facilities Connection Agreement dated June 4, 2013 (together with all exhibits, schedules, annexes and other attachments thereto, as well as any amendments thereto, collectively, the "FCA") pursuant to which they have established and are operating the Facilities, being those as they existed prior to the expansion thereof by adding the USD Interconnection Facilities and USD Rail Terminal Drubit Modifications as described in this Third Amendment (such being the "Original Facilities");
WHEREAS, Hardisty Energy Terminal Limited Partnership ("HETL") intends to construct, commercialize, operate and maintain a diluent recovery unit and associated support infrastructure including but not limited to tankage, pipelines, utility connections and support systems (the "Hardisty DRU", as further defined below) for the acceptance of Dilbit (defined below) for separating into Drubit (defined below) and Return Condensate (defined below), to be located on land currently owned by USD immediately adjacent to the Rail Terminal;
WHEREAS the Parties have entered into that certain letter Facilities Access Agreement dated April 9, 2020 among themselves and HETL pursuant to which the Parties have agreed to provide access to and services on the Facilities in relation to Drubit Customer Contracts (defined below) ("FAA");

WHEREAS the Parties and HETL have entered into, or will shortly enter into a certain Interconnection Agreement (as amended from time to time, the "ICA") which provides for the construction, ownership, maintenance and operation of the DRU Interconnection Facilities (defined below) and other related matters;
WHEREAS, HETL intends to (on behalf of its Drubit Customers, as defined below) transport Dilbit (defined below) to the Hardisty DRU, and then using HETL's proprietary and patented DRU technology, separate diluent from the Dilbit to produce Drubit and Return Condensate, and then transport the Drubit to the Rail Terminal to be loaded onto railcars, and return the separated Return Condensate (defined below) to the Gibson Terminal by pipeline;
WHEREAS, the Parties desire to amend the FCA to the extent necessary in order to accommodate and facilitate the terms of the FAA.
NOW THEREFORE in consideration the covenants and agreements between the Parties contained in this Third Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Definitions. Unless otherwise defined, capitalized words and phrases used herein, including in the preamble, shall have the meanings set out in the FCA.
2.FCA Definitions Amendments: The definitions of the following words and phrases are (i) to the extent already defined in the FCA, deleted and replaced with the following noted text; and (ii) to the extent not already defined in the FCA, added to Section 1 at the appropriate alphabetical location:
"Customer" means, as the context requires, either a Dilbit Customer or a Drubit Customer, and, for certainty, a Person can be both a Dilbit Customer (to the extent it is a party to an FSA but not the other related Drubit Customer Contracts) and a Drubit Customer (to the extent it is party to a full set of Drubit Customer Contracts).
"Dilbit" means bitumen blended with a diluent for the purposes of meeting viscosity and density specifications adequate to flow through the Pipeline Facilities.
"Dilbit Customer" means any entity that is a Party to an FSA opposite USD (but only where it is a party to an FSA but not the other related Drubit Customer Contracts) and excludes to the extent such Person is or may become a Drubit Customer.
"DRU Dilbit Connection" means an HETL owned pipeline for the transfer of Dilbit received by the Rail Terminal (from the Pipeline Facilities) for delivery to the Hardisty DRU, and includes all of the pipeline, piping and associated infrastructure connecting the Hardisty DRU to the USD Dilbit Interconnection Point, including the pipeline that will deliver Dilbit from the USD Dilbit Interconnection Point to the applicable facilities at the Hardisty DRU, as more fully described in the ICA, and includes any HETL owned custody transfer systems forming part of such facilities.

"DRU Flush Connection" means an HETL owned pipeline for the transfer of flushed Drubit, Dilbit or other material from the railcar loading rack and related facilities located at the Rail Terminal to the DRU Dilbit Connection, and includes all of the pipeline, piping and associated infrastructure connecting the Rail Terminal to the DRU Dilbit Connection, including the pipeline that will deliver the flushed Drubit, Dilbit, or other material from the USD Flush Interconnection Point to the applicable facilities at the Hardisty DRU, as more fully described in the ICA, and includes any HETL owned custody transfer systems forming part of such facilities.
"DRU Interconnection Facilities" means the DRU Dilbit Connection, the DRU Flush Connection and the DRU Rail Connection.
"DRU Rail Connection" means an HETL owned pipeline for the delivery of Drubit from the Hardisty DRU to the Rail Terminal and includes and includes all of the pipeline, piping and associated infrastructure connecting the Hardisty DRU to the USD Drubit Interconnection Point, including the pipeline that will deliver Drubit from the Hardisty DRU to the USD Drubit Interconnection Point, as more fully described in the ICA, and includes any HETL owned custody transfer systems forming part of such facilities.
"Drubit" means "DRUbit®" which means bitumen separated from Dilbit by the Hardisty DRU to be transported to the Rail Terminal through the DRU Rail Connection.
"Drubit Customer" means any entity that is party to an SSA opposite HETL.
"Drubit Customer Contracts" means, as the context requires, one, all or any combination of an SSA, an FSA, a contract with Gibson or its Affiliates providing for Dilbit terminalling services at the Gibson Terminal, and a contract with Gibson or its Affiliates providing for Return Condensate terminalling and handling at the Gibson Terminal.
"Facilities Services Agreement" or "FSA" means (a) in respect of a Dilbit Customer, a commercial contract developed and entered into by USD with Dilbit Customers for bundled capacity to handle that Dilbit Customer's Dilbit via the Rail Terminal and Pipeline Facilities; and (b) in respect of a Drubit Customer, a commercial contract developed and entered into by USD with Drubit Customers for bundled capacity to handle that Drubit Customer's Dilbit and Drubit via the Facilities.
"Gibson Terminal" means the crude oil terminalling facility owned and operated by Gibson or its Affiliates located in Hardisty, Alberta.
"Hardisty DRU" means the Diluent Recovery Unit and associated support infrastructure including but not limited to tankage, pipelines, utility connections and support systems located at Hardisty, Alberta and which is to be constructed and owned by HETL.
"Interconnection Point" means the location where a Party's ownership of its Facilities ends and connects to the DRU Interconnection Facilities, and where custody, care, and control of Dilbit, Drubit or other materials being transported passing through that point transfers from one entity to another, as more fully described in the ICA.
"Product" means (a) in relation to a Drubit Customer, its Dilbit received at the DRU Dilbit Connection and its Drubit delivered on its behalf to the DRU Rail Connection; and (b) in relation to a Dilbit Customer, means and is restricted to Dilbit delivered to the Rail Terminal (and for certainty, excludes any Drubit).
"Rail Terminal" means the USD owned and operated Crude Oil Unit Train Loading facility located approximately 5km east of the Gibson Terminal.
"Return Condensate" means the condensate or other diluent separated from Dilbit by the DRU to be returned to the Gibson Terminal.
"Separation Services" means, as further specified and detailed in an SSA, the receipt and handling of Dilbit to separate therefrom the Drubit and the Return Condensate, to temporarily store and deliver same to (respectively) the Rail Terminal and the Gibson Terminal.
"SSA" or "Separation Services Agreement" means an agreement entered into by HETL and a Drubit Customer pursuant to which HETL provides Separation Services to the Drubit Customer at the Hardisty DRU.
"USD Dilbit Interconnection Point" means the Interconnection Point between the DRU Dilbit Connection and the USD Interconnection Facilities, as more fully described in the ICA.
"USD Drubit Interconnection Point" means the Interconnection Point between the DRU Rail Connection and the USD Interconnection Facilities, as more fully described in the ICA.
"USD Flush Interconnection Point" means the Interconnection Point between the Rail Terminal and the DRU Flush Connection, as more fully described in the ICA.
"USD Interconnection Facilities" means the USD owned piping and associated infrastructure connecting the Rail Terminal to the DRU Interconnection Facilities, including:
i.the piping that will deliver Product (received by USD from Gibson through the Pipeline Facilities) from the applicable facilities at the Rail Terminal to HETL at the USD Dilbit Interconnection Point;
ii.the piping that will deliver Product (received by USD from HETL at the USD Drubit Interconnection Point) to the applicable rail loading facilities at the Rail Terminal; and

iii.the piping that will deliver flushed Product from the Rail Terminal's railcar loading rack to the USD Flush Interconnection Point;
as more fully described in the ICA, and includes any USD owned and operated custody transfer systems forming part of such facilities, with the total estimated costs for the USD Interconnection Facilities aggregating to ****** (+/ 15%).
"USD Rail Terminal Drubit Modifications" means:
i.the installation of an additional heat tracing on the existing 8 – 4" header and loading lines and the addition of heat tracing and insulation on the existing 24 – 10" headers. The existing 8 – 4" header and loading lines will require removal of existing insulation to install heat tracing for an estimated cost of ****** (+/ 15%);
ii.the installation of a new electrical service drop and transformer to support the additional heat tracing for an estimated cost of ****** (+/ 15%);
iii.the addition of electrical distribution equipment and monitoring for the additional heat tracing, additional temperature monitoring, and additional pressure monitoring for an estimated cost of ****** (+/ 15%); and
iv.the installation of piping tie-ins for Drubit supply to the Rail Terminal's railcar loading rack, diluent supply to the Hardisty DRU, and flush return line for an estimated cost of ****** (+/ 15%), with the total estimated costs for the USD Rail Terminal Drubit Modifications aggregating to ****** (+/ 15%).
3.Exhibit D (Product Specifications). Exhibit D is replaced with the new Exhibit D contained in Appendix 1 to this Third Amendment.
4.Section 2(a). Section 2(a), as amended by the First Amendment to the Facilities Connection Agreement dated as of the 2nd day of November, 2018, is deleted and replaced with the following:
"Subject to the earlier termination of this Agreement as provided for herein, the term of this Agreement shall commence as of the Effective Date and shall extend to that date which is twenty-five (25) years following the effective date of the Third Amendment to the Facilities Connection Agreement (the "Term")."
5.Section 2(d). The second last sentence of Section 2(d) is deleted and replaced with the following:
"Gibson covenants and agrees that such Pipeline Facilities shall be exclusively dedicated by Gibson for transfer of Dilbit from the Gibson Terminal to the Rail Terminal for (i) in relation to Dilbit Customers, movement of such Product via railcars at the Rail Terminal; and (ii) in relation to Drubit Customers, delivery by USD to the Hardisty DRU via the applicable USD Interconnection Facilities and the DRU Dilbit Connection."
6.Section 2(e). USD agrees to construct (a) the USD Interconnection Facilities in accordance with the ICA, (b) the USD Rail Terminal Drubit Modifications, and such shall form an expansion and part of the overall Facilities in the FCA. The Parties hereby replace the content of the current versions of both Exhibit "B" and Exhibit "C" with the drawing and descriptions contained in Appendix 2 to this Third Amendment to reflect such additional Facilities. In addition, the last 2 sentences of Section 2(e) are deleted and replaced with the following:
"The Rail Terminal shall be exclusively dedicated by USD for (i) in relation to Dilbit Customers, the loading and unloading of railcars with Dilbit transferred only from the Pipeline Facilities; (ii) in relation to Drubit Customers, delivery of Dilbit (received only from the Pipeline Facilities) to the Hardisty DRU and the loading of railcars with Drubit produced by the Hardisty DRU and transferred by the DRU Rail Connection; and (iii) as required by the operations noted in (i) and (ii), flushing and returning Dilbit, Drubit or other material flushed from the Rail Terminal railcar loading rack and related facilities, to the Hardisty DRU via the DRU Flush Connection; provided however that it is understood and agreed by the Parties that other incidental uses of extra land at the Rail Terminal by Third Parties for purposes including, but not limited to, grazing livestock, agricultural crops, gas wells, Third Party pipeline crossings and so on are acceptable so long as they do not interfere or compete with any of the operations at the Rail Terminal described in (i), (ii) and (iii) above. Without limiting the foregoing, USD covenants and agrees that the Pipeline Facilities, the DRU Dilbit Connection, the DRU Rail Connection and the DRU Flush Connection shall be the only pipeline(s) and facilities connected to the Rail Terminal for handling Product."
7.Section 2(j). The Parties agree that the establishment of the USD Interconnection Facilities and USD Rail Terminal Drubit Modifications are expansions of the Facilities and that each Party's portions of the capital costs incurred to establish USD Interconnection Facilities and USD Rail Terminal Drubit Modifications are to be included as part of the capital cost expansion calculation for all purposes under the FCA (including any resulting payment adjustments between Gibson and USD so as to maintain the same Gibson Proportion and the USD Proportion as was in place prior to the expansions resulting from the USD Interconnection Facilities and USD Rail Terminal Drubit Modifications) and each of the Parties specifically agrees to and authorizes the expenditures associated with the establishment of the USD Interconnection Facilities and USD Rail Terminal Drubit Modifications.
USDTII shall provide appropriate back-up documentation for all capital costs associated with the establishment of the USD Interconnection Facilities and USD Rail Terminal Drubit Modifications to be shared by Gibson so as to maintain the current Gibson

Proportion. In the event that the USDTII capital costs exceed the upper limit (the “Cost Upper Limit”) contemplated for the USD Interconnection Facilities and/or the USD Rail Terminal Drubit Modifications as specified in the definitions for same noted above, then USDTII shall be solely responsible for any such cost overruns and shall not be entitled to Gibson Proportion reimbursement from Gibson for such cost overruns. For certainty (a) any capital costs incurred by USDTII above the Cost Upper Limit shall not be included in the calculation of the USD Proportion, the intent being that such amounts paid by USDTII will not result in any reduction in or dilution of the Gibson Proportion, and this same principle applies to any capital cost overruns (being capital costs above the +15% of the amounts noted in Section 4 and Section 5 of the Second Amendment) of either party associated with the expansion work undertaken as contemplated by the Second Amendment; and (b) the parties hereby mutually agree to offset capital reimbursements against amounts owing relative to the First Amendment, the Second Amendment and this Third Amendment.
8.Section 3(b). The first sentence of Section 3(b) is deleted and replaced with the following:
"USD shall develop, issue and enter into FSAs with Customers for the bundled capacity to handle that Customer's Product via the combined Pipeline Facilities and Rail Terminal, however, as a prerequisite, each such Dilbit Customer must also have an agreement with Gibson for capacity to handle such Dilbit at the Gibson Terminal and each such Drubit Customer must have in place the full set of Drubit Customer Contracts."
9.Section 3(e). Section 3(e) is deleted and replaced with the following:
"Gibson shall stage inventories relevant to movements required by Dilbit Customers and Drubit Customers within the Gibson Terminal and provide the movement of Product to the Rail Terminal via the Pipeline Facilities and the DRU Dilbit Connection to meet the railcar loading described above or the SSA nominated schedule and volumes (as provided to Gibson by the applicable Customer) so long as such Product meets the Product Specifications. Customers will be responsible for ensuring that Product delivered from the Gibson Terminal through the Pipeline Facilities and either to the Rail Terminal for loading onto railcars, or for delivery by USD to the Hardisty DRU (as applicable), meets the Product Specifications. Gibson shall monitor and operate the Pipeline Facilities at all times to ensure there is no over pressurization of the Facilities or the DRU.
10.Section 3(l). In respect of Section 3(l), all matters related to the DRU Interconnection Facilities and the USD Interconnection Facilities and the design, provision and installation of data communications equipment to enable the electronic exchange of information pertaining to the control and operation of such facilities shall be addressed in the ICA.
11.Section 5(e). Section 5(e) is deleted and replaced with the following:

"Gibson shall, as between it and USD, be deemed to be in exclusive possession, custody and control of the (i) in respect of a Dilbit Customer, such Customer's Dilbit during the shipment of the Dilbit through the Pipeline Facilities until the Product passes the flange where it enters into the railcar loading facility at the Rail Terminal; and (ii) in respect of a Drubit Customer, such Customer's Dilbit during the shipment of the Dilbit through the Pipeline Facilities until the Dilbit passes the Interconnection Point noted for the DRU Dilbit Connection in the ICA.
As between USD and Gibson, (X) the Dilbit for a Dilbit Customer shall be in exclusive possession, custody and control of USD from the time it enters into the railcar loading facility at the Rail Terminal until it leaves the Rail Terminal on railcars via the railroad; and (Y) the Drubit for a Drubit Customer shall be in exclusive possession, custody and control of USD from the time it passes the custody transfer point noted for the DRU Rail Connection in the ICA until it leaves the Rail Terminal on railcars via the railroad.
The precise point at which the Dilbit enters into the railcar loading facility at the Rail Terminal is as identified in Exhibits "B" and "C", and custody transfer point at which the Drubit enters into the railcar loading facility at the Rail Terminal is the DRU Rail Connection Interconnection Point as identified in the ICA."
12.Section 5(f). Section 5(f) is deleted and replaced with the following:
"Gibson shall be responsible for and assume any liability with respect to all losses of Product while the Product is deemed in its exclusive possession, custody and control in accordance with Section 5(e) and the Gibson Rules and Regulations. USD shall be responsible for and assume any liability with respect to all losses of Product while it has exclusive possession, custody and control of same in accordance with Section 5(e). In each case, any further liability involving the Customer shall be determined in accordance with the provisions hereof and the applicable FSA and any additional contract between Gibson or USD and the Customer."
13.Section 6(a). Section 6(a) is modified by adding the following sentence to the end of the Section:
"For certainty, revenues received by Gibson under the Drubit Customer Contracts outside the FSA (i.e., any Dilbit terminalling services agreement and any Return Condensate handling agreement between the DRU Customer and Gibson), and any Dilbit terminalling services agreement between Gibson and a Dilbit Customer at the Gibson Terminal are solely for the account of Gibson and not Terminal Revenues"
14.Section 8. Section 8(a) is modified by deleting same in its entirety and replacing it with the following, with the intent that the original Section 8 remains in place but applies solely to Dilbit handled by the Original Facilities on behalf of Dilbit Customers, and the nomination and scheduling provisions detailed in the FAA apply in respect of Dilbit, Drubit and Return Condensate handled by the Facilities on behalf of a Drubit Customer:
"(a) In respect of Dilbit Customer Product movements, no later than three (3) Business Days prior to applicable forecast or information reporting requirement deadlines prescribed by the Crude Oil Logistics Committee (www.colcomm.com) for each month, USD will notify Gibson of the proposed schedule of Dilbit shipments to the Rail Terminal beginning on the 1st day of the following month and shall request its Dilbit Customer to also notify Gibson of its nomination from the Gibson Terminal for the movements of Dilbit from the Gibson Terminal directly to the Rail Terminal for such month. USD will also immediately notify Gibson (and will cause its Dilbit Customer to notify Gibson) of any revision to the initial scheduled volume which was communicated to Gibson the previous month.
(b) Nomination notices shall include:
(i) the period during which deliveries will need to be made;
(ii) the grade and quantity of Dilbit to be delivered;
(iii) estimated time of commencement of each delivery;
(iv) a USD contact and phone number; and
(v) the name of the Dilbit Customer.
(c) USD will notify to update Gibson on a daily basis of expected current day and subsequent seven (7) days rail Dilbit volumes to be loaded based on the schedule of railcars dedicated to Dilbit expected to be arriving at the Rail Terminal.
(d) USD will update Gibson real time on the Dilbit volume required to complete each individual batch to accommodate the actual Dilbit railcars being loaded. This will occur as the final cut of railcars are being loaded for each train and is to give Gibson the information necessary for Gibson to make the switch at the Gibson Terminal in order for the Product to be loaded on the next train to be delivered as linefill into the Pipeline Facilities to push the Product into the railcars to complete the current train loading. All nominations and scheduling notices shall be in writing to:
Gibson Energy Partnership
Attention: GM Shipper Service
1700, 440 - 2nd Avenue SW Calgary, Alberta T2P 5E9
Telephone: ###-###-####
Facsimile: ###-###-####
Email For nominations: ###############@###########
Email for splits: ######@###########

(e) With respect to nominations and scheduling of Dilbit to the DRU Dilbit Connection for Drubit Customers, and nominations and scheduling of Drubit to the DRU Rail Connection and Return Condensate to the Gibson Terminal, the nominations and scheduling terms and procedures set forth in the FAA shall apply."
15.Section 22. Each Party represents and warrants to the other, as of the date of its signature, the items contained in Section 22 of the FCA in respect of this Third Amendment.
16.Section 24. Section 24 (Dispute Resolution) shall apply mutatis mutandis to any dispute arsing between the Parties under or pursuant to this Third Amendment.
17.Change to Section 4 (The Gibson Investment) of the Second Amendment. With regard to Section 4 (The Gibson Investment) of the Secondment Amendment to the Facilities Connection Agreement dated August 23, 2019, the first 4 lines of such Section are deleted and replaced with the following:
"Gibson shall fund and execute the capital investments required (the "Gibson Investment") to have the Gibson Terminal and Pipeline Facilities meet the Service Parameters for the noted Product Classifications contained in Exhibit "K", including:"
18.Add New Exhibit 'K". A new Exhibit K is added to the FCA in the form contained in Appendix 3 to this Third Amendment to add the detail related to the change made by Section 17 of this Third Amendment.
19.Replace Exhibit "F". Exhibit F to the FCA is replaced with the Electronic Signals Exchange contained in Appendix 4 to this Third Amendment.
20.Intent and Additional Changes: The Parties acknowledge and agree that, except with regard to the change contemplated by Sections 17, 18 and 19 of this Third Amendment (which is intended only to update and clarify the noted FCA information), it is their intent to modify the FCA pursuant to this Third Amendment only to the degree necessary to accommodate and allow for the services and access contemplated by the FAA and the expansion of the Facilities contemplated hereunder (the "Purpose"). If after execution of this Third Amendment any Party becomes aware of an additional change needed, or any correction required to this Third Amendment, in order to properly effect the Purpose, such Party shall give notice of same to the other Party and the Parties shall use their reasonable good faith efforts to further amend the FCA to more fully and properly fulfill the Purpose.
21.Further Assurances. Each Party agrees that they shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements or amendments as may reasonably be requested in order to carry out the intent and accomplish the purposes of this Third Amendment and the consummation of the transactions contemplated hereby. In addition to the foregoing and without limiting same, the Parties agree that they will use reasonable best efforts to, without further compensation, enter into additional documents to further amend the FCA so as to implement and accommodate the intent and terms of the FAA.
22.Continuing Effect. Each of the Parties acknowledges and agrees that the FCA, as amended by this Third Amendment, shall be and continue in full force and effect and is hereby ratified and confirmed and the rights and obligations of the Parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein. The Parties each agree that all of their respective obligations and liabilities under the FCA, as amended by this Third Amendment, shall not have been nor shall they be released, discharged or in any way whatsoever reduced or diminished as a result of the execution and delivery of this Third Amendment.
23.Headings. The headings used in this Third Amendment are inserted for convenience of reference only and shall not affect the construction or interpretation of this Third Amendment.
24.Severability. If any term or other provision of this Third Amendment is invalid, illegal or incapable of being enforced under any applicable rule or law, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and all other conditions and provisions of this Third Amendment shall nevertheless remain in full force and effect.
25.Amendment or Waiver. This Third Amendment may be amended, modified, supplemented, restated or discharged (and the provisions hereof may be waived) only by one or more instruments in writing signed by the Party against whom enforcement of the amendment, modification, supplement, restatement, discharge or waiver is sought.
26.Governing Law. This Third Amendment shall be governed by and construed and enforced in accordance with the laws of the Province of Alberta.
27.Amendments and Supplements. Any reference herein to this Third Amendment shall be deemed to include reference to the same as it may be amended, modified and supplemented from time to time.
28.Enurement. This Third Amendment shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.
29.Counterpart Execution. This Third Amendment may be executed and delivered in separate counterparts and delivered by one Party to the others by facsimile or other electronic means (such as an e-mail exchange of .pdf, .tif or similar files), each of which when so executed and delivered shall be deemed an original and all such counterparts shall together constitute one and the same agreement.
[Remainder of this page left intentionally blank, signature page follows]

IN WITNESS WHEREOF the Parties have executed this Third Amendment as of the date first written above.
GIBSON ENERGY INFRASTRUCTURE PARTNERSHIP,
by its managing partner, Gibson Energy ULC

_/s/ Michael Lindsay_____________________________________
Name: Michael Lindsay
Title: Senior Vice President, Operations and Engineering

USD TERMINALS CANADA ULC

_/s/ Jim Albertson_____________________________________
Name: Jim Albertson
Title: Sr. Vice President, Commercial Development – Canada

USD TERMINALS CANADA II ULC

_/s/ Jim Albertson_____________________________________
Name: Jim Albertson
Title: Sr. Vice President, Commercial Development – Canada

Appendix 1
New Exhibit "D" to FCA
Dilbit shall:
(a)  be Surmont Dilbit crude oil (Surmont Heavy Dilbit – SHD) or equivalent or other Product that complies with the Rules (as "crude oil" is defined under the provisions of the Oil and Gas Conservation Act, R.S.A. 2000, c. O-6) of typical crude oil characteristics as produced in Canada, and with the producers following normal field production processing for separation of the oil to be received via pipelines free of gas, sand and any other foreign materials; and
(b)  meet the quality parameters for each of the feeder pipelines on which the SHD or equivalent or other Product that complies with the Rules will be delivered. For example and without limitation, the key quality parameters for Enbridge pipelines are:
(i)  temperature less than 38 degrees Celsius,
(ii)  Vapor Pressure (VPCR 4:1 @ 37.8 degrees Celsius) < 95 kPaa, and a True Vapor Pressure (TVP) < 76 kPaa,
(iii) sediment & water less than or equal to 0.5 percent by volume,
(iv)  density less than or equal to 940 kg/m3 at 15 degrees Celsius,
(v)  kinematic viscosity <= 380 cSt determined at the pipeline reference temperature (ranges from 7.5 degrees Celsius to 18.5 degrees Celsius), and an absolute viscosity limit (independent of temperature) of 650 cSt, and
(vi)  organic Chlorides < 1 wppm,
(c)  not exceed hydrogen sulphide level of 20 ppm in the liquid phase and
(d)  otherwise conform to the specifications for the Gibson Hardisty Terminal.

Drubit shall:
(a)  be Drubit crude bitumen (as "crude bitumen" is defined under the provisions of the Oil and Gas Conservation Act, R.S.A. 2000, c. O-6) of typical crude bitumen characteristics as produced in Canada, and with the producers following normal field production processing for separation of the oil to be shipped via railcars free from the gas, sand and any other foreign materials;
(b)  meet the following quality parameters:

(i)  sediment & water less than or equal to 0.5 percent by volume,
(ii)  density at 15 degrees Celsius:
1. greater than or equal to 975 kg/m3, and
2. less than or equal to 1,015 kg/m3,
(iii)  flash point of greater than or equal to 99 degrees Celsius,
(iv)  hydrogen sulphide level of less than 20 ppm in the liquid phase, and
(v)  organic Chlorides < 1 wppm.

Return Condensate shall:
(a)  be Condensate (as "condensate" is defined under the provisions of the Oil and Gas Conservation Act, R.S.A. 2000, c. O-6) of typical condensate characteristics as produced in Canada, and with the producers following normal field production processing for separation of the condensate to be shipped via pipeline; and
(b)  meet the quality parameters of the Condensate Blend Pool Quality Specifications as defined by the Enbridge Quality Pooling Specification Package dated September 1, 2018,
(c)  have hydrogen sulphide level of less than 20 ppm in the liquid phase, and
(d)  have organic Chlorides < 1 wppm.

Appendix 2
Replacement for Exhibits "B" and "C" to FCA

(See attached)

Appendix 3
New Exhibit "K" to FCA
Product Classifications and Service Parameters specific to each Interconnection Point:

Interconnection Point (IP)	Approved Product Classifications			Gibson Transaction Type	Gibson Connectivity	CTS Information	Meter Manifold(s)			O&M Costs Recoverable	Service Parameters
	(Yes/No)					CTS Owner	Identification	Manifold Sharing	Spare Meter Provision		Minimum Flow Rate(2)	Maximum Flow Rate	MRPDP(3) at IP	Design Pressure Downstream of IP
	Condensate	Dilbit	DRUbit	(Receipt / Delivery)	(Tightline / Tankage / Both)		(Functional Tag Name)	(Dedicated / Non-Dedicated)	(Installed / Shelf / None)	(Yes/No)	(m3/hr)	(m3/hr)	(kPag)	(kPag)
1 – Delivery to Rail	No	Yes	No	Delivery	Tankage	DRU	TBD	Non-Dedicated	Installed	No	24	3,600	345	1965
1 – Delivery to DRU	No	No	No	Delivery	Tightline	DRU	TBD	Non-Dedicated	Installed	No	2,725	3,150	TBD	1965
Notes:
1) TBD values above to be completed during detailed engineering of the DRU Facility.
2) Minimum Flow Rate is required to meet API MPMS velocity requirements for product sampling.
3) MRPDP means Minimum Required Product Delivery Pressure at maximum flow rate at 380cSt or below.

Appendix 4
Replaced Exhibit "F" to FCA

(See Attached)